Filed pursuant to Rule 424(b)(2).
                                               SEC file no: 333-39247


PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED OCTOBER  27, 1998)


                           HIGHWOODS PROPERTIES, INC.

                         173,300 SHARES OF COMMON STOCK

        This prospectus supplement and the accompanying prospectus relate to the offer and sale of shares of common stock of Highwoods Properties, Inc. in the following amounts and at the following prices: 38,300 shares at $25.625 per share; and 135,000 shares at $26.125 per share. We are selling such shares in settlement of our forward equity transaction with UBS AG, London Branch ("UB-LB"), which is described in the accompanying prospectus.

        We are offering and selling the above shares to the public through Warburg Dillon Read LLC, a broker-dealer affiliate of UB-LB, who will sell the shares on the New York Stock Exchange.

        We will use the proceeds from such sales to settle part of our forward equity transaction with UB-LB. See "Use of Proceeds" at page 14 in the accompanying prospectus.

        UB-LB and Warburg Dillon Read LLC are underwriters with respect to this offering. See "Plan of Distribution" at page 2 of this prospectus supplement and page 38 of the accompanying prospectus.

        Our shares are listed for trading on the New York Stock Exchange under the symbol "HIW." On May 4, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $26.75 per share.

        SEE "RISK FACTORS" AT PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR
CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES. In addition, we have filed reports with the Securities and Exchange Commission since the date of the accompanying prospectus, including our annual report on Form 10-K for the year ended December 31, 1998. You should be aware that we have updated the discussion of our agreements with UB-LB in these reports, and you should review them carefully before investing in our common stock.

        THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. NEITHER HAS ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                   The date of this prospectus supplement is May 7, 1999.

                              PLAN OF DISTRIBUTION

        ADDITIONAL INFORMATION REGARDING THE PLAN OF DISTRIBUTION OF THE SHARES IS SET FORTH AT PAGE 38 OF THE ACCOMPANYING PROSPECTUS. WE ENCOURAGE YOU TO READ THE INFORMATION IN THE PROSPECTUS FOR A COMPLETE DESCRIPTION OF THE COMPANY'S ARRANGEMENTS WITH UB-LB, INCLUDING INDEMNIFICATION ARRANGEMENTS.

        This Prospectus Supplement relates to the offer and sale of 173,300 shares of Common Stock by the Company. The shares were purchased by UB-LB, as successor to UBS, pursuant to agreements entered into in August of 1997 and subsequently amended. The agreements (as amended through August 28, 1998) are described in the accompanying Prospectus. Subsequent to August 28, 1998, the agreements were amended again as described in the Company's Form 10-K for the year ended December 31, 1998, which is incorporated by reference into the accompanying Prospectus. Among the terms described therein is the Company's payment of $12.8 million to UB-LB to "buy down" the Forward Price by approximately $7.10. In addition, the subsequent amendments provide for additional compensation to UB-LB of $235,000.

        UB-LB has engaged Warburg Dillon Read LLC, a broker-dealer affiliate of UB-LB, to participate in the distribution of the shares. UB-LB and Warburg Dillon Read LLC are underwriters with respect to the offering of the shares.

        In addition to the underwriters' compensation described herein and in the accompanying Prospectus, the Company's expenses in connection with the offering of these 173,300 shares and the remaining Shares are expected to total approximately $115,000, consisting of:

          o    $75,000 in legal fees,

          o    $23,314 in registration fees, and

          o    $16,686 in other expenses.